EXHIBIT 99.1

United-Guardian Reports Record Sales & Earnings

HAUPPAUGE, N.Y., March 24, 2014 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (Nasdaq:UG) announced today that both earnings and sales set new company records in FY-2013. Earnings for the year were $5.9 million ($1.28 per share) on sales of $15.4 million, compared with earnings of $4.8 million ($1.05 per share) on sales of $13.8 million in 2012. This represents a 22% increase in earnings, and a 12% increase in sales, compared with 2012.

Ken Globus, President of United-Guardian, stated, "The increase in sales and earnings in 2013 was primarily the result of a significant increase in sales of our cosmetic ingredients, primarily our extensive Lubrajel™ line of water-based moisturizers and lubricants. Sales of those products increased by 21% in 2013, with sales in China alone increasing by over 40% compared with 2012. Attaining these record levels of sales and earnings was especially satisfying because we were able to do so despite having no sales of our most important pharmaceutical product, Renacidin™ Irrigation, until the last two months of the year, due to supply problems. Those problems have now been resolved, and we expect to have full product availability this year. As a result of the renewed sales of Renacidin, along with our planned introduction of some new personal care products and our continuing efforts to expand the sales of our existing personal care products, we are looking forward to another strong year in 2014."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2013 AND DECEMBER 31, 2012

INCOME STATEMENT DATA

	Years ended December 31,
	2013	2012

Net sales	$ 15,416,893	$ 13,825,764

Costs and expenses:
Cost of sales	5,610,813	5,218,959
Operating expenses	2,504,526	2,508,334
Total costs and expenses	8,115,339	7,727,293
Income from operations	7,301,554	6,098,471

Other income (expense):
Investment income	259,747	325,017
(Loss) on sale of assets	---	(14,861)
Income from damage settlement	1,070,561	518,050

Total other income, net	1,330,308	828,206
Income from operations before income taxes	8,631,862	6,926,677

Provision for income taxes	2,728,553	2,095,897
Net income	$ 5,903,309	$ 4,830,780

Earnings per common share (basic and diluted)	$ 1.28	$ 1.05

Weighted average shares (basic and diluted)	4,596,439	4,596,439

BALANCE SHEET DATA

	December 31,
	2013	2012

Current assets	$ 14,307,218	$ 12,623,403
Property, plant, and equipment (net of accumulated depreciation)	1,334,501	1,235,863
Other asset	9,147	---
Total assets	$ 15,650,866	$ 13,859,266

Current liabilities	$ 1,245,352	$ 827,508
Deferred income taxes	169,587	193,740
Total Liabilities	1,414,939	1,021,248

Stockholders' equity	14,235,927	12,838,018
Total liabilities and stockholders' equity	$ 15,650,866	$ 13,859,266

CONTACT: Robert S. Rubinger
         (631) 273-0900